Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Senior Securities”, “Experts” and “Other Information” in the Prospectus dated February 4, 2022, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-261314) of Portman Ridge Finance Corporation (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated a) dated February 26, 2019, with respect to the consolidated financial statements of Portman Ridge Finance Corporation (formerly known as “KCAP Financial, Inc.”) for the year ended December 31, 2018, and (b) dated October 15, 2019 with respect to the senior securities table as of December 31, 2018, 2017 and 2016 into this Pre-Effective Amendment No. 1 to the Registration Statement Form N-2, File No. 333-261314), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 4, 2022